UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Enviro Voraxial Technology, Inc.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Enviro Voraxial Technology, Inc.
821 NW 57th Place
Fort Lauderdale, Florida 33309

April __, 2017

Dear Fellow Shareholder:

A Special Meeting of the shareholders of Enviro Voraxial Technology, Inc., an Idaho Corporation ("Enviro Voraxial Technology" or the "Company"), will be held on [May 30, 2017] beginning at 10:00 a.m., local time, at 821 NW 57th Place, Fort Lauderdale, Florida 33309.

At the Special Meeting, you will be asked to consider and vote upon the following proposals:

1.	Amend the Company's Articles of Incorporation, as amended, to change our company name to Enviro Technologies, Inc.;

2.	Amend the Company's Articles of Incorporation, as amended, authorizing an increase of the number of authorized shares of Common Stock from 42,750,000 shares to 250,000,000 shares; and

3.
To approve our Technology Purchase Agreement, dated March 13, 2017, by and among Enviro Voraxial Technology, Inc. and Florida Precision Aerospace, Inc., as Sellers, and, Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a Canadian entity, and Schlumberger B.V., an entity organized under the laws of the Netherlands.

After careful consideration, our board of directors determined that the proposals are fair to, and in the best interests of Enviro Voraxial Technology and its shareholders. Our board of directors recommends that you vote "FOR" the each of the proposals.

The enclosed Notice of Special Meeting and Proxy Statement explains the proposals and provides specific information concerning the Special Meeting. Please read these materials (including the annexes) carefully.

Your vote is very important, regardless of the number of shares you own. Under Section 30-29-1003 of the Idaho Business Corporation Act and Enviro Voraxial Technology's Articles of Incorporation, as amended, each proposal to amend the Articles of Incorporation must be approved by the affirmative vote of the holders of Enviro Voraxial Technology's common stock, par value $0.001 (the "Common Stock"), representing a majority of the votes cast, in person or by proxy, at the meeting. Under Section 30-29-725 of the Idaho Business Corporation Act and Enviro Voraxial Technology's Articles of Incorporation, as amended, the Technology Purchase Agreement shall be approved if the votes cast at the meeting approving the Technology Purchase Agreement exceed the votes cast in opposition of the action.

Management of the Company has been informed by the executive officers and directors of the Company that they intend to vote all shares they beneficially hold with voting rights FOR the proposals, which represent approximately 13% of the votes eligible to be cast at the Special Meeting.

If you do not return your proxy card or attend the Special Meeting and vote in person, your shares will not be counted for purposes of determining quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining quorum, but will have no effect on the vote on the proposals. Only shareholders who owned shares of Enviro Voraxial Technology's Common Stock at the close of business on April 20, 2017, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. To vote your shares, you may return your proxy card or attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, we urge you to promptly submit a proxy for your shares by completing, signing, dating and returning the enclosed proxy card.

On behalf of our board of directors, thank you for your continued support.

Very truly yours,

John Di Bella
Chief Executive Officer

Enviro Voraxial Technology, Inc.
821 NW 57th Place,
Fort Lauderdale, Florida 33309

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD
ON MAY 30, 2017

To the Shareholders of Enviro Voraxial Technology, Inc.:

A Special Meeting of Shareholders of Enviro Voraxial Technology, Inc., an Idaho corporation ("Enviro Voraxial Technology" or the "Company"), will be held on [May 30, 2017] beginning at 10:00 a.m., local time, located at 821 NW 57th Place, Fort Lauderdale, Florida 33309, to consider and act upon the following matters:

1.	Amend the Company's Articles of Incorporation, as amended, to change our company name to Enviro Technologies, Inc.;

2.	Amend the Company's Articles of Incorporation, as amended, authorizing an increase of the number of authorized shares of Common Stock from 42,750,000 shares to 250,000,000 shares; and

3.
To approve our Technology Purchase Agreement, dated March 13, 2017, by and among Enviro Voraxial Technology, Inc. and Florida Precision Aerospace, Inc., as Sellers, and, Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a Canadian entity, and Schlumberger B.V., an entity organized under the laws of the Netherlands.

Please read the enclosed Proxy Statement carefully. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors,

John Di Bella
Chief Executive Officer
April __, 2017

Page
ENVIRO VORAXIAL TECHNOLOGY, INC.	4
INTRODUCTION	4
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8
PROPOSAL 1: THE NAME CHANGE	9
PROPOSAL 2: INCREASE IN AUTHORIZED COMMON STOCK	10
PROPOSAL 3: APPROVAL OF THE TECHNOLOGY PURCHASE AGREEMENT	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
APPRAISAL RIGHTS	15
HOUSEHOLDING OF PROXY STATEMENT	16
WHERE YOU CAN FIND MORE INFORMATION	16

ANNEX A —ARTICLES OF AMENDMENT FOR NAME CHANGE
ANNEX B —ARTICLES OF AMENDMENT FOR INCREASE IN AUTHORIZED COMMON STOCK
ANNEX C —TECHNOLOGY PURCHASE AGREEMENT

ENVIRO VORAXIAL TECHNOLOGY, INC.
821 NW 57th Place,
Fort Lauderdale, Florida 33309

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS

April __, 2017

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors of Enviro Voraxial Technology, Inc. (hereinafter "we," "us," "our," the "Company" or "Enviro Voraxial Technology") for use at a Special Meeting of Shareholders to be held on [May 30, 2017] (the "Special Meeting") beginning at 10:00 a.m., local time, at 821 NW 57th Place, Fort Lauderdale, Florida 33309, and any postponements or adjournments thereof. This Proxy Statement was first made available to shareholders on or about April __, 2017.

At the Special Meeting, our shareholders will consider and act upon the following proposals:

1.	Amend the Company's Articles of Incorporation, as amended, to change our company name to Enviro Technologies, Inc.;

2.	To amend the Company's Articles of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 42,750,000 shares to 250,000,000 shares; and

3.
To approve our Technology Purchase Agreement, dated March 13, 2017 (the "Technology Agreement"), by and among Enviro Voraxial Technology, Inc. and Florida Precision Aerospace, Inc., as Sellers, and, Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a Canadian entity, and Schlumberger B.V., an entity organized under the laws of the Netherlands (the "Buyer").

Only shareholders of record as of the "Record Date" will be entitled to vote at the Special Meeting and any postponements or adjournments thereof. As of that date, 33,514,497 shares of our Common Stock were outstanding and eligible to be voted. Each proposal to amend the Articles of Incorporation needs to be approved by a majority of the votes cast, in person or by proxy, at the Special Meeting. The Technology Purchase Agreement shall be approved if the votes cast at the Special Meeting approving the Technology Purchase Agreement exceed the votes cast in opposition of the action. Management of the Company has been informed by the executive officers and directors of the Company that such parties intend to vote all shares they beneficially hold with voting rights FOR each proposal. Together, such parties and proxies represent approximately 13% of the votes eligible to be cast at the Special Meeting.

Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Special Meeting and vote in person. Any proxy may be revoked by a shareholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of Enviro Voraxial Technology or by attending the Special Meeting and voting in person.

The costs of preparing, assembling and mailing this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by Enviro Voraxial Technology. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of Enviro Voraxial Technology, without receiving additional compensation, may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. Enviro Voraxial Technology also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are some questions that you, as a shareholder of the Company, may have regarding the Special Meeting and brief answers to such questions. We urge you to carefully read this entire Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement because the information in this section does not provide all the information that may be important to you as a shareholder of the Company.

THE SPECIAL MEETING

Q.           When and where will the Special Meeting take place?

A.            The Special Meeting will be held on May __, 2017 beginning at 10:00 a.m., local time, at 821 NW 57th Place, Fort Lauderdale, Florida 33309.

Q.           What is the purpose of the Special Meeting?

A.            At the Special Meeting, you will be asked to vote upon: (1) amendment to our articles of incorporation to change our corporate name, (2) amendment to our articles of incorporation to increase our authorized shares of Common Stock; and (3) approval of the Technology Purchase Agreement.

Q.           What is the Record Date for the Special Meeting?

A.            Holders of our Common Stock as of the close of business on April 20, 2017, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting.

Q.           What is the quorum required for the Special Meeting?

A.            The presence in person or representation by proxy of holders of at least a majority of the issued and outstanding shares of our Common Stock, entitled to vote at the Special Meeting, is necessary to constitute a quorum for the transaction of business at the Special Meeting.  Abstentions and broker non-votes, if any, will be counted for purposes of determining quorum, but will have no effect on the vote on the proposals.

Q.	What does it mean if I received more than one proxy card?

A.	If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

Q.           Who can help answer my other questions?

A.            If you have more questions about the proposals to be presented at the Special Meeting or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please contact Investor Relations, Enviro Voraxial Technology, Inc., Attn: John Di Bella, Corporate Secretary, 821 NW 57th Place, Fort Lauderdale, Florida 33309, telephone number (954) 958-9968.

Required Vote
Proposal 1: Change the name of our Company to Enviro Technologies, Inc.

The authorization of the amendment must be approved by the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting. The proposed name change removing "Voraxial" is a condition of the Technology Agreement.

Proposal 2:  Approve the Amendment to Increase the Number of Authorized Shares of Common Stock from 42,750,000 Shares to 250,000,000 Shares.

The authorization of the amendment must be approved by the affirmative vote of a majority of the votes cast, in person or by proxy, at the meeting.

Proposal 3:  Advisory Vote on the Technology Agreement.

Shareholder approval is not required under Idaho law for our board to approve the Technology Agreement.  The board, however, believes that shareholder approval of the Technology Agreement is important. Under Section 30-29-725 of the Idaho Business Corporation Act and Enviro Voraxial Technology's Articles of Incorporation, as amended, the Technology Purchase Agreement shall be approved if the votes cast at the Special Meeting approving the Technology Purchase Agreement exceed the votes cast in opposition of the action. If the Technology Agreement is approved by our shareholders, the board intends to close the transactions contemplated by the Technology Agreement as soon as practicable following the receipt of such approval. If the proposal is not approved at the Special Meeting, the Technology Agreement will not be completed and the board will consider other alternatives to the Technology Agreement, although the board is not considering any other alternatives at this time.

Record Date
Holders of our Common Stock as of the close of business on April 20, 2017, the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting. On the Record Date, there were 33,514,497 shares of Common Stock entitled to vote at the Special Meeting and any postponements or adjournments of the Special Meeting. No other shares of capital stock were outstanding on the Record Date.

Ownership of Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially held, in the aggregate, approximately 13% of the outstanding Common Stock entitled to vote at the Special Meeting.  Management and our board of directors have elected not to exercise its stock options for the voting of this transaction.  In connection with the proposals, management of the Company has been informed by the executive officers and directors of the Company that they intend to vote all shares they beneficially hold with voting rights FOR the proposals, which represent approximately 13% of the votes eligible to be cast at the Special Meeting.

Quorum and Voting
The presence in person or representation by proxy of the holders of at least a majority of the issued and outstanding shares of our Common Stock entitled to vote at the Special Meeting, is necessary to constitute a quorum. Each holder of Common Stock is entitled to one vote per share. If you do not vote by virtue of not being present in person or by proxy at the Special Meeting, your shares will not be counted for purposes of determining a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining quorum, but will have no effect on the vote on the proposals.

Proxies; Revocation of Proxies
If you are unable to attend the Special Meeting, we urge you to submit your proxy by completing and returning the enclosed proxy card or submit your proxy via the Internet, facsimile or by telephone. If your shares of Common Stock are held in "street name" (i.e., through a bank, broker or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you elect to vote in person at the Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of Common Stock.

Unless contrary instructions are indicated on the proxy card, all shares of Common Stock represented by valid proxies will be voted "FOR" each of the proposals being voted upon at the Special Meeting.

Furthermore, all shares of Common Stock represented by valid proxies will be voted at the discretion of the persons named as proxies in respect of such other business as may properly be brought before the Special Meeting. As of the date of this Proxy Statement, our board of directors knows of no other business that will be presented for consideration at the Special Meeting other than the proposals set forth in this Proxy Statement.

You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting by:

•	giving written, dated notice to the Corporate Secretary of Enviro Voraxial Technology stating that you would like to revoke your proxy;

•	signing and returning to us in a timely manner another proxy card with a later date; or

•	attending the Special Meeting in person and voting.

Simply attending the Special Meeting will not constitute a revocation of your proxy.

Adjournments
The Special Meeting may be adjourned by holders of a majority of the outstanding shares of Enviro Voraxial Technology's Common Stock entitled to vote at the Special Meeting for any purpose, including for the purpose of obtaining a quorum or soliciting additional proxies if there are insufficient votes to authorize the Technology Agreement, and adjourning the Special Meeting for the sole purpose of soliciting additional votes as to one proposal while closing the polls and registering the approval of the other proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

Broker Non-Votes
Broker non-votes occur when a broker holding stock in "street name" does not vote the shares on some or all matters. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock but are not permitted to vote on non-routine matters. Uncast votes on non-routine matters are referred to as "broker non-votes." Because the proposals are non-routine matters, shares of our Common Stock as to which brokers have not received any voting instructions will not be deemed present for these proposals at the Special Meeting.

The inspector of elections will treat broker non-votes as shares that are not present and entitled to vote for the purpose of determining the presence of a quorum. Broker non-votes will have no effect on the vote on the proposals.

Solicitation of Proxies
This proxy solicitation is being made and paid for by Enviro Voraxial Technology on behalf of its board of directors. In addition, we may engage an outside firm to assist in the solicitation. The cost is approximately $50,000 plus reasonable out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify any outside firm against any losses arising out of that firm's proxy soliciting services on our behalf.

Questions and Additional Information
If you have more questions about the matters to be voted upon at the Special Meeting or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please contact Investor Relations, Enviro Voraxial Technology, Inc., Attn: John Di Bella, Corporate Secretary, 821 NW 57th Place, Fort Lauderdale, Florida 33309, telephone number (954) 958-9968.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. Forward-looking statements represent our expectations or beliefs concerning future events, including any statements regarding the proposals; the satisfaction of certain closing conditions specified in the Technology Agreement, our ability to successfully close the Technology Agreement and the timing of such closing, the diversion of management's focus and attention pending the completion of the Technology Agreement, and our ability to continue as a going concern. Without limiting the foregoing, the words "believes," "intends," "projects," "plans," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. Actual events or results may differ materially from these projections. Please carefully consider these factors, as well as other information contained herein and in our periodic reports and documents filed with the SEC. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. We do not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

PROPOSAL 1:  THE NAME CHANGE

General
You are being asked to vote on an amendment to the Company's Articles of Incorporation, as amended, to change the Company's corporate name to Enviro Technologies, Inc. The name change to remove "Voraxial" from our corporate name is a condition to the Technology Agreement.

Proposal 1 requires the affirmative vote of a majority of our voting securities that are present in person or by proxy and entitled to vote on the proposal at the meeting. By voting "FOR" this proposal, shareholders will be authorizing the amendment of the Articles of Incorporation to change our company name to Enviro Technologies, Inc. The name change to remove "Voraxial" from our corporate name is a condition to the Technology Agreement, as the "Voraxial" is intellectual property included in the Company assets we propose to sell the Buyer.

To effect the name change, we will file Articles of Amendment to our Articles of Incorporation, amended with the Secretary of State of Idaho, a copy of which is included as Annex A to this Proxy Statement

Because our Common Stock is currently quoted on the OTCPink Tier of the OTC Markets, the name change will also require processing by the Financial Industry Regulatory Authority, Inc., or FINRA, pursuant to Rule 10b-17 of the Securities Exchange Act of 1934, as amended, in order for this action to be recognized in the market for trading purposes.  We expect to receive FINRA's clearance within 30 days following the Special Meeting.  Our Common Stock will be quoted on the OTC Markets under our new name following FINRA processing.  We will file a Current Report on Form 8-K with the SEC disclosing the effective date of the name change, as well as our new trading symbol and CUSIP number, prior to such effective date.

Following the name change, the share certificates in bearing the current name and CUSIP number will continue to be valid.  In the future, new share certificates will be issued reflecting the new name and new CUSIP number in due course as old certificates are tendered for exchange or transfer, but this in no way will effect the validity of your current share certificates.  We request that shareholders do not send in any of their stock certificates at this time.

Vote Required
Approval of this proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal.

Recommendation of Board of Directors
Our board of directors recommends that the holders of our shares vote "FOR" the amendment. On March 13, 2017, the board unanimously approved this proposal by consent and without a meeting.

PROPOSAL 2:  INCREASE IN AUTHORIZED COMMON STOCK

General
You are being asked to vote on an amendment to the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 42,750,000 shares to 250,000,000 shares.

Proposal 2 requires the affirmative vote of a majority of our voting securities that are present in person or by proxy and entitled to vote on the proposal at the meeting. By voting "FOR" this proposal, shareholders will be authorizing the amendment of the Articles of Incorporation to increase the number of authorized shares. The reason for the proposal to increase the number of authorized shares is discussed below.

The increase in the number of authorized shares of our Common Stock contemplated in this Proposal 2 will both provide sufficient shares for the exercise of outstanding options and to provide shares which may be issued for future corporate purposes.  The Company does not have available additional shares that may be necessary for future corporate purposes such as raising capital through the issuance of equity, mergers, acquisitions, and similar transactions, or in order to engage the services of any personnel for future services. While the Company has no present plans to raise capital through the issuance of equity, enter into any mergers or acquisitions with third parties or seek to hire any personnel except as otherwise defined herein, we contemplate that in the future, we may enter into transactions to pursue business opportunities with unidentified third parties. The issuance of additional shares will result in the dilution of the percentage equity interest of our existing shareholders. In connection with any future issuance of Common Stock (up to 250,000,000 shares), there will not be any additional shareholder approval required with respect to the additional shares. Further, under Idaho law, the Company may only issue shares to the extent that such shares have been authorized for issuance under the Company's Articles of Incorporation. As of the Record Date, 33,514,497 of our presently authorized 42,750,000 shares of Common Stock were issued and outstanding. The Company currently has issued and outstanding options exercisable to purchase up to 13,465,000 shares of Common Stock at an exercise price of $0.01 per share. Options to purchase 7,700,000 shares of Common Stock are held by John Di Bella, the Company's Chief Executive Officer and director and options to purchase 1,000,000 shares of Common Stock are held by Raynard Veldman, our Director. Management and our board of directors have elected not to exercise their stock options for the voting on this proposal, or any other proposal under this Proxy Statement.  However, we currently do not have sufficient authorized shares of Common Stock in the event that all of the issued and outstanding options are exercised. The complete text of the amendment is reflected under Annex B to this Proxy Statement.

Effects of the Amendment to the Articles of Incorporation
The board will not be required nor does it intend to solicit further shareholder approval prior to the issuance of any additional shares, if the shareholders approve the increase in the number of authorized shares at the meeting. Any additional shares may be issued in the future for services, including services as a director and officer, and may affect the voting control of the Company. The board may determine to issue and sell shares pursuant to the private placement exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), or seek to register shares for sale under the Securities Act. Shares may be issued in pursuing future business opportunities, for potential mergers, acquisitions and other corporate purposes, in compliance with applicable securities laws. The increase in authorized shares will not have any immediate effect on the rights of existing shareholders. To the extent that additional authorized shares are issued in the future, including, but not limited to issuances in the event outstanding options are exercised, they will decrease the existing shareholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. Historically, there has been a limited trading market in the Company's shares. The holders of our shares have no preemptive rights and the board has no plans to grant such preemptive rights with respect to any such shares.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares of Common Stock could have the effect of diluting the earnings per share, if any, and book value per share and such additional shares could be used to dilute the share ownership or voting rights of a person seeking to obtain control of the Company.

While the proposed amendment may have potential anti-takeover effects, this proposal is not prompted by any specific effort or takeover threat from any third parties currently perceived by the Company and the nominees for director. The additional common shares to be authorized will be non-assessable shares with the same rights as the existing common shares currently authorized and outstanding.

Following the effectiveness of the Articles of Amendment, our capitalization will change as follows as of April 18, 2017:

Capitalization Prior to the Articles of Amendment:
Common Stock:
Authorized for Issuance	42,750,000
Outstanding:	33,514,497
Reserved for Issuance:	13,465,000
Available for Issuance(shortfall):	(4,229,497)

Capitalization Immediately Following the Articles of Amendment:
Common Stock:
Authorized for Issuance:	250,000,000
Outstanding:	33,514,497
Reserved for Issuance under Outstanding Stock Options:	13,465,000
Available for Issuance:	203,020,503

The board of directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its shareholders.
Other than the potential exercise of outstanding options, the Company has no plans, proposals, or arrangements, written or otherwise, at this time to issue any of the newly available authorized shares of Common  Stock.

Interest of Certain Persons in or Opposition to Matters to be Acted Upon
John Di Bella, the Company's sole officer and a member of the board of directors, owns options exercisable to purchase up to 7,700,000 shares of the Company's Common Stock, at $0.01 per share, subject to adjustment. Raynard Veldman, a member of the board of directors, owns options to purchase up to 1,000,000 shares of the Company's Common Stock, at $0.01 per share, subject to adjustment. Such persons may be deemed to have an interest in the amendment to increase the authorized shares of Common Stock.

Vote Required
Approval of this proposal requires that votes cast in favor of the proposal exceed the votes cast against the proposal.

Recommendation of Board of Directors
Our board of directors recommends that the holders of our shares vote "FOR" the amendment. On March 13, 2017, the board unanimously approved this proposal by consent and without a meeting.

PROPOSAL 3:  APPROVAL OF THE TECHNOLOGY PURCHASE AGREEMENT

General
You are being asked to vote on a proposal to approve the Technology Agreement. Shareholder approval is not required under Idaho law for our board to approve the Technology Agreement; however, the board believes that shareholder approval of the Technology Agreement is important. Under Section 30-29-725 of the Idaho Business Corporation Act ("IBCA") and Enviro Voraxial Technology's Articles of Incorporation, as amended, the Technology Purchase Agreement shall be approved if the votes cast at the Special Meeting approving the Technology Purchase Agreement exceed the votes cast in opposition of the action. If the Technology Agreement is approved by our shareholders, the board intends to close the Technology Agreement as soon as practicable following the receipt of such approval.  If the proposal is not approved, the Technology Agreement will not be completed and the board will consider other alternatives to the Technology Agreement, although the board is not considering any other alternatives at this time.

General Description of the Technology Agreement
On March 13, 2017, we entered into the Technology Agreement.  Under the Technology Agreement, subject to conditions to closing, we shall sell our intellectual property (the "Intellectual Property" or the "Assets"), substantially consisting of our Voraxial patents, marks, software and copyrights, to the Buyer in consideration of up to four million dollars ($4,000,000), of which three million dollars ($3,000,000) is payable at closing and one million dollars ($1,000,000) payable upon the completion of (1) the complete transfer of the Intellectually Property to the Buyer and 2) the provision by our company of transition information, assets and services to the Buyer, which is estimated to be approximately 12 months from the closing date. In addition, following the closing we shall receive a worldwide, royalty-free license from the Buyer, to make, use, sell, offer for sale, and import products and processes embodying the Intellectual Property outside the oil-and-gas market. Our company and the Buyer, upon the closing of the Technology Agreement, also intends to enter into a supply agreement for certain manufacturing rights which will provide our company the exclusive manufacturing rights to manufacture the Voraxial separator for the Buyer for a period of three years.

The Technology Agreement is subject to customary termination provisions and, in addition, may be terminated by our company or the Buyer if specified closing conditions have not been fulfilled by May 30, 2017, unless the terminating party has failed to comply with or perform its covenants and obligations in the Agreement at the time of such termination.

While we are seeking a vote of our shareholders to approve the Technology Agreement, consent of our shareholders is not required under Idaho law.  Under the IBCA Section 30-29-1202 shareholder approval is only required for a sale of assets in the event the disposition would leave the corporation without a significant continuing business activity. Under the IBCA "If a corporation retains (1) a business activity that represented at least twenty-five percent (25%) of total assets at the end of the most recently completed fiscal year, and (2) twenty-five percent (25%) of either income from continuing operations before taxes or revenues from continuing operations for that fiscal year, in each case of the corporation and its subsidiaries on a consolidated basis, the corporation will conclusively be deemed to have retained a significant continuing business activity."  Our board of directors has determined that upon closing of the Technology Agreement we will retain significant continuing business activities.

Under the Technology Agreement, we are retaining all of our manufacturing assets, inventory and raw material.  Although we are selling the Intellectual Property, we are receiving a royalty-free license to the Intellectual Property in all industries outside of the oil and gas markets to manufacture and sell Voraxial products.  In addition, within the oil and gas markets, we shall be the exclusive supplier of certain Voraxial products for the Buyer for a period of three years from the closing of the Technology Agreement pursuant to a supply agreement discussed below.  The sale of the Intellectual Property has nominal effect on our total assets as of the end of our most recently completed fiscal year. Substantially all of our assets shall be used for our continuing business activities, including, but not limited to manufacturing products pursuant to the royalty-free licenses, the supply agreement and other machining projects.

Our board does not anticipate our revenues decreasing following the closing of the Technology Agreement.  Our revenues for the year ended December 31, 2015 were approximately $1,100,000 and our revenues for year ended December 31, 2016 were approximately $562,000. Our company is retaining rights to manufacture the Voraxial within the oil and gas market for the Buyer for a period of three years. We are also obtaining royalty-free licenses to the Intellectual Property for all other industries outside of the oil and gas markets and we intend to pursue sales of the Voraxial products in other markets.  Additionally, as we are retaining our manufacturing equipment, we believe we will continue to increase our revenues from machining projects from customers outside of the Voraxial market.  Therefore, our board of directors believes revenues under the Technology Agreement, supply agreement and other manufacturing opportunities will significantly exceed the annual revenues from each of the past three years.

Reasons for the Technology Agreement
In addition to the proceeds from the sale of our Intellectual Property, it is our belief that the Technology Agreement will provide for the potential increase of revenues through the sale of Voraxial Separators to Buyer while enabling us the opportunity to possibly leverage future increased sales in the oil and gas market to penetrate the sale and use of licensed Voraxial products to other industries, including, but not limited to mining, sewage and wastewater.  We are also entering into the Technology Agreement because of the historical and current challenges we have experienced in introducing the Voraxial products to the oil and gas market.  We have limited life remaining on our patents to penetrate the market and believe this is the best option to maximize shareholder value.  Further, in our efforts to introduce this technology to the market, we have incurred net losses for the past five fiscal years, expect to continue to incur losses and have insufficient cash flow from operations to continue without raising additional capital from investors.  It is our board's belief that we would need at least $3.0 million in funds to continue operations through the next two years to support sales efforts and to withstand the continued uncertainty in the oil industry. Our inability to obtain financing on reasonable terms to continue to fund operations makes it difficult to enter the oil and gas market; and in the absence of the proposed Technology Agreement or a substantial and sustained improvement in an unfavorable oil industry economy, it was unlikely that we would have adequate liquidity to continue as a going concern which, taking into account all of the foregoing, would be reasonably likely to result in the insolvency, bankruptcy, or voluntary or involuntary liquidation of our company. We have been unable to find debt or equity financing on terms that our board believes were in the best interests of our shareholders, or a merger candidate or corporate transaction.  We believe that our efforts to successfully grow our business were severely constrained and hampered by depressed oil and gas prices, low price expectations for oil, and a reduction in capital expenditures by our prospective customers in the oil industry. After considering the available alternatives, our board of directors determined that the Technology Agreement provides the best opportunity for the Company to receive value for the Intellectual Property and potentially increase future revenues.

U.S. Federal Income Tax Consequences of the Technology Agreement
The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the Technology Agreement. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement. The following discussion has no binding effect on the United States Internal Revenue Service or the courts.

The proposed Technology Agreement will be treated for U.S. federal income tax purposes as a sale of corporate assets by Enviro Voraxial Technology in exchange for cash. The proposed Technology Agreement will be a taxable transaction to Enviro Voraxial Technology for U.S. federal income tax purposes, and Enviro Voraxial Technology anticipates that it will recognize gain for U.S. federal income tax purposes as a result of the Technology Agreement. Enviro Voraxial Technology anticipates that its tax attributes will be available to offset at least a portion (or potentially all) of Enviro Voraxial Technology's U.S. federal income tax liability resulting from such gain. However, the determination of whether Enviro Voraxial Technology will recognize gain or loss on the proposed Technology Agreement and whether and to what extent Enviro Voraxial Technology's tax attributes will be available to offset U.S. federal income tax liability from gain on the proposed Technology Agreement is highly complex and is based in part upon facts that will not be known until the completion of the proposed Technology Agreement. Therefore, it is possible that the proposed

Technology Agreement will generate a U.S. federal income tax liability to Enviro Voraxial Technology and, in this case, any such tax liability could reduce the cash available for distribution to Enviro Voraxial Technology's shareholders. Our estimate of our remaining net proceeds after the Technology Agreement includes an estimated federal income tax liability of approximately $0 million.

There should be no U.S. federal income tax consequence to the shareholders of Enviro Voraxial Technology as a result of the proposed Technology Agreement, as the proposed Technology Agreement by Enviro Voraxial Technology is entirely a corporate action. As a result, our shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the proposed Technology Agreement.

Accounting Treatment of the Technology Agreement
The Technology Agreement will be accounted for as a "sale" by Enviro Voraxial Technology, as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes.

Consequences of the Sale of Intellectual Property
Upon effective time of the sale of the Assets, the Company will dispose its intellectual property, specifically US Patent No. 5,904,840, No. 6,248,231, No. 7,727,386 and the Voraxial trademark, trademark No. 4036636 and US Trademark Serial No. 76704144, and continue to maintain and operate its manufacturing facility for the manufacturing, assembling and testing of the dispose intellectual property for the buyer in the oil and gas industry and for the Company in all other industries. The net proceeds of the Technology Agreement would be used to continue the operations of the Company, which may include working capital, capital investments, paying corporate debts and other liabilities, satisfying the costs of the Technology Agreement, accrued compensation to management (including our chief executive officer's accrued salary), lease payments, outstanding liabilities, vendor bills relating to costs of being a public company and ongoing operating costs.

Interests of Certain Persons in the Technology Agreement
As described below, members of our board of directors and our executive officer may have interests in the Technology Agreement that are different from, or are in addition to, the interests of our shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Technology Agreement.

The Company incurred salary expenses from John Di Bella, the Chief Executive Officer of the Company, of $305,000 per year. The unpaid balance has been accrued and as of December 31, 2015 and December 31, 2016. The accrued salary is $1,173,270 and $1,464,761, respectively. As of December 31, 2016, the Company owes the estate of its former chief executive officer $158,898. The Company has yet not determined when or how to repay the accrued salary.  The options available to the Company may include but not limited to the following: paying the debt, offering to convert some or all of the accrued salary to options or stock or continue to carry the debt on its books.

Supply Agreement

Pursuant to the Technology Agreement we intend to enter into a supply agreement effective upon closing of the Technology Agreement.  The supply agreement will provide our company the exclusive manufacturing rights to manufacture the Voraxial separator for Buyer for a period of 3 years.  There will be no minimum purchase requirements by Buyer under the proposed agreement.

Non Compete and Non Disclosure Agreement

For a period of three years following the closing of the Technology Agreement, the Company and Raynard Veldman and John Di Bella  shall not participate or cause participation in the oil-and-gas market in relation to phase or constituent sensing or separation which is defined as, liquid-liquid, liquid-solid or liquid-gas separation and gas or liquid sensing, including all product lines and services related thereto and including the Voraxial product line and services, except to the extent necessary to: (i) repair or service, but not remanufacture, any goods we sold to third persons prior to closing;

(ii) fulfill, on or after closing, any customer obligation; or (iii) continue an existing business.  In addition the Company shall take all reasonable measures to ensure the confidentiality and prevent the improper use of all trade secrets.

Consummation of the Technology Agreement
We expect to complete the Technology Agreement as promptly as practicable after our shareholders approve the proposal.

Recommendation of the Board of Directors
The board recommends that shareholders vote "FOR" the approval of the Technology Agreement. On March 13, 2017, the board unanimously approved this proposal by consent and without a meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April __, 2017, with respect to beneficial ownership of our Common Stock by: (i) each person who, to our knowledge, beneficially owned more than 5% of the shares of our Common Stock outstanding as of such date; (ii) each of our directors; (iii) each of our executive officers; and (iv) all directors and executive officers as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of its Common Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of Common Stock outstanding is based on 33,514,497 shares of Common Stock outstanding as of April 20, 2017. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of Common Stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of April 20, 2017 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Ownership
Adele Di Bella	6,095,500(1)	16.4%
John A. Di Bella	10,428,616(2)	25.3%
Raynard Veldman	2,750,000(3)	8.0%
All officers and directors as a group (two persons)	13,178,616(2)(3)	31.3%

(1)  Includes 2,295,500 shares of Common Stock and 3,800,000 shares of Common Stock underlying options exercisable at $0.01 that expire November 15, 2023.
(2)  Includes 2,528,616 shares of Common Stock and 7,700,000 shares of Common Stock underlying options exercisable at $0.01 per share expiring on November 15, 2023.  Includes 100,000 shares held by his minor children.
(3)  Includes 1,750,000 shares of Common Stock and 1,000,000 shares of Common Stock underlying options exercisable at $0.01 per share expiring on November 15, 2023.

APPRAISAL RIGHTS

Under Idaho law there are no appraisal rights available to our shareholders in connection with the proposals.

HOUSEHOLDING OF PROXY STATEMENT

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of our proxy materials to households at which two or more shareholders reside ("Householding"). Shareholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to Householding, either affirmatively or implicitly by not objecting to Householding, received only one copy of our proxy materials. A shareholder who wishes to participate in Householding in the future must contact his or her broker, bank or other intermediary directly to make such request. Alternatively, a shareholder who wishes to revoke his or her consent to Householding and receive separate proxy materials for each shareholder sharing the same address must contact his or her broker, bank or other intermediary to revoke such consent. Shareholders may also obtain a separate Proxy Statement or may receive a printed or an e-mail copy of this Proxy Statement without charge by sending a written request to Enviro Voraxial Technology, Inc., Attn: John Di Bella, Corporate Secretary, 821 NW 57th Place, Fort Lauderdale, Florida 33309, telephone number (954) 958-9968. We will promptly deliver a copy of this Proxy Statement upon request. Householding does not apply to shareholders with shares registered directly in their name.

WHERE YOU CAN FIND MORE INFORMATION

Enviro Voraxial Technology files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Please call the SEC at (800) SEC-0330 for further information about the public reference room. Enviro Voraxial Technology's filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered, may request copies of proxy statements and or other information concerning us, without charge, by written request directed to Enviro Voraxial Technology, Inc., Attn: John Di Bella, Corporate Secretary, 821 NW 57th Place, Fort Lauderdale, Florida 33309, telephone number (954) 958-9968.

ANNEX A

ARTICLES OF AMENDMENT

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
ENVIRO VORAXIAL TECHNOLOGY, INC.

To the Secretary of State of the State of Idaho:

Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its Articles of Incorporation as follows:

FIRST:  The following amendment to the Articles of Incorporation of Enviro Voraxial Technology, Inc. was adopted by the board of directors by unanimous written consent on March 13, 2017 and the shareholders of the corporation at a meeting held ____________, 2017.

SECOND:  Paragraph of Article I of the corporation's Articles of Incorporation shall be amended and restated as follows:

The name of the corporation is "Enviro Technologies, Inc."

THIRD:   The amendment was approved by the corporation's board of directors and the shareholders as required by the Title 30 of the Idaho Code and the corporation's Articles of Incorporation, as amended.

FOURTH:  Such amendment does not provide for any exchange reclassification or cancellation of issued shares.

IN WITNESS WHEREOF, the undersigned executive officer of the corporation, having been thereunto authorized, have executed penalty of perjury this _____ day of __________ 2017.

ENVIRO VORAXIAL TECHNOLOGY, INC.

By:__________________________________
John Di Bella, President

ANNEX B

ARTICLES OF AMENDMENT

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
ENVIRO VORAXIAL TECHNOLOGY, INC.

To the Secretary of State of the State of Idaho:

Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its Articles of Incorporation as follows:

FIRST:  The following amendment to the Articles of Incorporation of Enviro Voraxial Technology, Inc. was adopted by the board of directors by unanimous written consent on March 13, 2017 and the shareholders of the corporation at a meeting held ____________, 2017.

SECOND:  The second sentence of Article V of the corporation's Articles of Incorporation shall be amended and restated as follows:

The maximum number of shares that this Company shall be authorized to issue and have outstanding at any one time shall be Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $.001 per share, and Seven Million Two Hundred Fifty Thousand (7,250,000) shares of Preferred Stock, par value $.001 per share.

THIRD:   The amendment was approved by the corporation's board of directors and the shareholders as required by the Title 30 of the Idaho Code and the corporation's Articles of Incorporation, as amended.

FOURTH:  Such amendment does not provide for any exchange reclassification or cancellation of issued shares.

IN WITNESS WHEREOF, the undersigned executive officer of the corporation, having been thereunto authorized, have executed penalty of perjury this _____ day of __________ 2017.

ENVIRO VORAXIAL TECHNOLOGY, INC.

By:  _________________________________
John Di Bella, President

ANNEX C

TECHNOLOGY PURCHASE AGREEMENT

Execution Version

TECHNOLOGY PURCHASE AGREEMENT
BETWEEN
SCHLUMBERGER TECHNOLOGY CORPORATION,
SCHLUMBERGER CANADA LIMITED, AND
 SCHLUMBERGER B.V.
AND
ENVIRO VORAXIAL TECHNOLOGY, INC. AND
 FLORIDA PRECISION AEROSPACE, INC.
____________________________
Dated as of March 13, 2017

ARTICLE 1 DEFINITIONS		1
1.1	Certain Definitions.	1
1.2	Other Definitional and Interpretive Matters.	4
1.3	Joint Drafting.	5
ARTICLE 2 PURCHASE AND SALE OF ASSETS		5
2.1	Purchase and Sale of Assets.	5
2.2	Excluded Assets.	5
2.3	Excluded Liabilities.	5
2.4	Grant-Back License.	5
2.5	No Implied Rights, No Trademark Rights.	6
2.6	Improper Market Entry.	6
2.7	Further Conveyances and Assumptions; Consent of Third Parties.	7
ARTICLE 3 CONSIDERATION		7
3.1	Consideration.	7
3.2	Payment of Purchase Price at Closing.	7
3.3	Holdback A Non-Exclusive Remedy.	8
3.4	Withholding of Taxes.	8
ARTICLE 4 CLOSING		8
4.1	Closing.	8
4.2	Closing Date.	8
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		8
5.1	Organization and Good Standing.	8
5.2	Authorization of Agreement.	8
5.3	Conflicts; Consents of Third Parties.	8

i

(continued)
5.4	Title to Purchased Assets, Right to Conduct Business.	9
5.5	Orders.	9
5.6	Intellectual Property.	9
5.7	Litigation.	10
5.8	Compliance with Laws: Permits.	10
5.9	Financial Advisors.	11
5.10	Sole Subsidiary.	11
5.11	No Further Representations	11
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASERS		11
6.1	Organization and Good Standing.	11
6.2	Authorization of Agreement.	11
6.3	Financial Advisors.	11
ARTICLE 7 COVENANTS		11
7.1	Non-Competition; Confidentiality.	11
7.2	Publicity.	12
7.3	Sellers' Continued Operations.	13
7.4	Licenses Outside the Oil and Gas Market.	13
ARTICLE 8 CONDITIONS TO CLOSING		13
ARTICLE 9 CLOSING DELIVERABLES		14
9.1	Sellers' Deliverables.	14
9.2	Purchasers' Deliverables.	14
ARTICLE 10 TERMINATION		15
10.1	Termination by Purchasers.	15
10.2	Termination by Sellers.	15
10.3	Effect of Termination.	15

(continued)

ARTICLE 11 INDEMNIFICATION		15
11.1	Indemnification Obligations.	15
11.2	Indemnification Procedures For Third-Person Claims.	16
11.3	General Procedures.	16
ARTICLE 12 TAXES		16
12.1	Taxes.	16
12.2	Cooperation on Tax Matters.	16
ARTICLE 13 MISCELLANEOUS		17
13.1	Expenses.	17
13.2	Jurisdiction.	17
13.3	Entire Agreement; Amendments and Waivers.	17
13.4	Governing Law.	17
13.5	Notices.	17
13.6	Severability.	18
13.7	Binding Effect; Assignment.	18
13.8	Non-Recourse.	18
13.9	Counterparts.	18

Schedules
2.2.          Excluded Assets
2.3.          Excluded Liabilities
3.2.          Transition Items
3.3.          Payment Instructions
5.6(a).     Listing of Certain Intellectual Property
5.6(g).     Existing Non-Disclosure Agreements.
5.6(j).      Existing Contract Orders
5.6(k).     Software
5.7.         Legal Proceedings
7.1(a).     Key Shareholders
7.1(b).     Non-Compete Exceptions

Exhibits
A.          Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement
B.          Termination, Assignment, Settlement, and General Release Agreement
C.          Non-Competition and Non-Disclosure Agreement
D.          Supply Agreement

TECHNOLOGY PURCHASE AGREEMENT
This Technology Purchase Agreement dated as of March 13, 2017, (the "Agreement") is by and between
Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a Canadian entity, and Schlumberger B.V., an entity organized under the laws of the Netherlands, (collectively "Purchasers"); and
Enviro Voraxial Technology, Inc., an Idaho corporation, and Florida Precision Aerospace, Inc. a Florida corporation ("Sellers").
WHEREAS, Sellers presently conduct the Business and own various assets related thereto; and
WHEREAS, Sellers desire to sell, transfer and assign to Purchasers, and Purchasers desire to acquire and assume from Sellers, all of the Purchased Assets, all as more specifically provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
"Business" means the businesses of Sellers related to phase or constituent sensing or separation (e.g., liquid-liquid, liquid-solid or liquid-gas separation and gas or liquid sensing), including all product lines and services related thereto and including the Voraxial product line and services.
"Business Day" means any day of the year other than a Saturday, a Sunday, or any day on which the Federal Reserve Bank of Dallas is closed.
"Documents" means any and all files, documents, instruments, computer programs on a tangible medium, papers, books, reports, records, tapes, microfilms, templates, vendor lists, supply-chain documents, photographs, letters, budgets, forecasts, ledgers, journals, customer lists, regulatory filings, operating data and plans, technical documentation (e.g., design specifications, engineering files, functional requirements, operating instructions, source code, logic manuals, flow charts), user documentation (e.g., installation guides, user manuals, training materials, release notes, working papers), marketing documentation (e.g., sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.
"Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement as now or hereafter in effect in any way relating to the protection of human health and safety, the environment or natural resources.
"Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
"Intellectual Property License" means (i) any grant to a third Person of any right to use or otherwise related to any of the Purchased Intellectual Property, and also means (ii) any grant to Sellers of a right to use a third Person's intellectual property rights for or related to the use of any Purchased Intellectual Property or conducting the Business.
"Knowledge of Sellers" means the actual knowledge, after due inquiry, of the officers, directors and Key Shareholders of Sellers, and the knowledge that each such person would have reasonably acquired after due inquiry or by virtue of his or her position.
"Law" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement of a Governmental Body.
"Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.
"Liability" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
"Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, bond-holder rights, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
"Oil-and-Gas Market" means a market related to the exploration, drilling, production, processing, separation, transportation, distribution or refining of hydrocarbons, including the entirety of the upstream, midstream and downstream petroleum and natural-gas markets.
"Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

"Ordinary Course of Business" means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice.
"Permits" means any approvals, authorizations, consents, licenses, permits or certificates.
"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
"Purchased Intellectual Property" means all intellectual property rights (including the right to sue and collect past damages for infringement or misappropriation thereof) owned by, used by, or assigned to Sellers in connection with the Business and arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:
(i)          all patents and patent applications (whether active, expired or abandoned) worldwide, including continuations, divisionals, counterparts, continuations-in-part, or reissues of patent applications and patents issuing thereon or related thereto (collectively, "Patents"),
(ii)          all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "Marks"),
(iii)          all copyrights (and, if any, registrations and applications therefor), works of authorship and mask work rights (collectively, "Copyrights"),
(iv)          all confidential Technology and other proprietary and confidential information in possession of Sellers used in connection with the Business (collectively, "Trade Secrets"), and
(v)          all Software and non-confidential Technology in possession of Sellers used in connection with the Business.
"Sellers" means Enviro Voraxial Technology, Inc. and Florida Precision Aerospace, Inc., both collectively and each individually.
"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, firmware, networking protocols, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, development tools, templates, menus, buttons, icons and other elements related to human-machine interfaces, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

"Taxing Authority" shall mean the U.S. Internal Revenue Service and any other Governmental Body responsible for the administration of any Tax.
"Tax" or "Taxes" means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in relation to the foregoing, and (iii) any liability in respect of any items described in clauses (i) and (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502‑6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.
"Technology" means all discoveries, concepts, designs, drawings, formulae, algorithms, procedures, compositions, methods, databases, techniques (including manufacturing and production processes and techniques), ideas, know-how, show-how, research and development, technical data, programs, subroutines, specifications, technical information, commercial information (e.g., customer lists, supplier lists, supply-chain information, pricing and cost information, and business and marketing plans and proposals) processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.
1.2          Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.
Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
1.3          Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto. No presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
2.1          Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at Closing Purchasers shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchasers (or its designated Affiliate or Affiliates) all of Sellers' right, title and interest in, to and under the Purchased Assets, free and clear of all Liens. "Purchased Assets" shall mean each of the following assets:
(a)	the Purchased Intellectual Property; and

(b)	all Documents related to the Business or to the Purchased Intellectual Property.

            2.2          Excluded Assets. Nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets—which are all assets of the Sellers that are not Purchased Assets ("Excluded Assets")—to Purchasers, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. Excluded Assets include those assets identified in Schedule 2.2.
2.3          Excluded Liabilities. Purchasers are not assuming and shall not be responsible for any Liabilities or obligations of Sellers of any kind or nature whatsoever, including any liabilities with respect to the Purchased Assets or Sellers' or Sellers' future Affiliates' conduct of the Business or businesses unrelated to the Business prior to or after Closing. Any and all Liabilities of the Sellers and their future Affiliates are expressly excluded (the "Excluded Liabilities"). And Excluded Liabilities include those identified on Schedule 2.3.
2.4          Grant-Back License. Purchasers shall grant to Sellers, in accordance with the terms and conditions of the Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement (which, for the sake of clarity, is subject to Sellers' obligations of confidentiality under Article 7 hereof) in the form of Exhibit A hereto:

(a)
a non-exclusive, worldwide, royalty-free license (nontransferable, but sublicensable to Sellers' Affiliates), to make, use, sell, offer for sale, and import products and processes embodying the Purchased Intellectual Property outside the Oil-and-Gas Market; and

(b)
a non-exclusive, worldwide, royalty-free license (nontransferable, but sublicensable to Sellers' Affiliates) to make, use, sell, offer for sale, and import products and processes embodying the Purchased Intellectual Property in the Oil-and-Gas Market, but only to the extent necessary to:

(i)
repair or service, but not remanufacture, any goods incorporating the Purchased Intellectual Property that Sellers sold to third Persons prior to Closing or on or after Closing in accordance section 2.4(b)(ii) below; or

(ii)	fulfill, on or after Closing, any obligation identified in Schedule 5.6(j) to deliver goods incorporating the Purchased Intellectual Property;

(c)
a right to use any tangible copies of the Documents or Technology assigned to Purchasers that remain in Sellers' possession, but solely for the purpose of effecting Sellers' rights described in Sections 2.4(a) and 2.4(b) above;

(d)
to the extent the Purchased Intellectual Property is a Copyright, a non-exclusive, worldwide, royalty-free license (nontransferable, but sublicensable to Sellers' Affiliates) to copy and make derivative works, but solely for the purpose of effecting Sellers' rights described in Section 2.4(a) and 2.4(b) above; and

(e)
a non-exclusive, worldwide, royalty free license to use the Marks in commerce for a period of six-months immediately after the Closing Date, but only to the extent necessary to 1) facilitate Sellers' transition to new trademarks and 2) to further Sellers' license rights under Sections 2.4(a) and 2.4(b).

            2.5          No Implied Rights, No Trademark Rights. Except as expressly provided in Section 2.4 above, Sellers retain no right to or to use the Purchased Assets (including the Marks), implied or otherwise.
2.6          Improper Market Entry. Notwithstanding the foregoing or anything else in this Agreement, Sellers shall not exercise their rights under Section 2.4 above if that exercise of their rights will or is likely to cause products or processes embodying the Purchased Intellectual Property to enter the Oil-and-Gas market, excluding any such entry pursuant to Section 2.4(b).

2.7          Further Conveyances and Assumptions; Consent of Third Parties. From time to time following Closing, Sellers and Purchasers shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchasers and their respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to Purchasers under this Agreement and the Sellers Documents, and to otherwise make effective the transactions contemplated hereby and thereby.
ARTICLE 3
CONSIDERATION
3.1          Consideration. The aggregate consideration for the Purchased Assets shall be an amount in cash equal to Four Million U.S. Dollars ($4,000,000) (the "Purchase Price").
3.2          Payment of Purchase Price at Closing. On the Closing Date, Purchasers shall hold back or pay the Purchase Price as follows:
(a)	Two Million Six Hundred Thousand U.S. Dollars ($2,600,000) shall be paid directly to Florida Precision Aerospace, Inc.

(b)	Four Hundred Thousand U.S. Dollars ($400,000) shall be paid directly Enviro Voraxial Technology, Inc.

(c)
One Million U.S. Dollars ($1,000,000) shall be held back by Purchasers to be paid to Florida Precision Aerospace, Inc., upon completion, as determined solely by Purchasers, of both 1) the complete transfer of the Purchased Intellectually Property to Purchasers and 2) the provision by Sellers of transition information, assets and services ("Transition Items") to Purchasers sufficient to reasonably enable Purchasers to commercialize the Purchased Assets, including the Transition Items identified in and provided in accordance with Schedule 3.2.

(d)
Purchasers may, at their discretion, deduct from the payment due to Sellers under Section 3.2(c) the value of any claims they may have against Sellers pursuant or related to this Agreement; and, to be clear, this right to deduct is not Purchasers' exclusive remedy for claims under this Agreement, nor does it limit Purchasers' other rights in any way whatsoever.

Purchasers' payment of the Purchase Price will be allocated amongst the Purchasers as follows:
•	Schlumberger Technology Corporation: 85% for all U.S. rights in and to the Purchased Assets;

•	Schlumberger B.V.: 14% for all non-U.S. and non-Canadian rights in and to the Purchased Assets; and

•	Schlumberger Canada: 1% for all Canadian rights in and to the Purchased Assets.

            Payment Mechanism.  All such amounts shall be paid by wire transfer of immediately available funds in accordance with the payment instructions set forth in Schedule 3.3.

3.3          Holdback A Non-Exclusive Remedy. The parties agree that the holdback provided by Section 3.2 above is non-exclusive and in addition to any other rights and remedies that Purchasers may have hereunder or at law or in equity.
3.4          Withholding of Taxes. For any funds provided to Sellers pursuant to this Agreement, Purchasers may withhold applicable Taxes for the account of Sellers, to the extent required by law.
ARTICLE 4
CLOSING
4.1          Closing. The closing of the purchase and sale of the Purchased Assets provided for in Article II hereof ("Closing") shall take place at 11210 Equity Dr., Houston, TX 77041 at 10:00 a.m. (Houston time) (or at such other time and place—including via virtual or telephonic conference or via electronic communications—as the parties may, upon written agreement, designate in writing) on the Closing Date.
4.2          Closing Date. The "Closing Date" shall be three Business Days following the date all conditions set forth in Article 8 (Conditions to Closing) have been satisfied.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
Sellers hereby represent and warrant to Purchasers that:
5.1          Organization and Good Standing. Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Idaho, for Enviro Voraxial Technology, Inc., and the laws of the State of Florida, for Florida Precision Aerospace, Inc., and Sellers have all requisite corporate power and authority to own and use the Purchased Assets and to conduct the Business conducted pursuant to Sellers' Ordinary Course of Business.
5.2          Authorization of Agreement. Sellers have all requisite power, authority and legal capacity to execute and deliver this Agreement, and all other agreements, documents, instruments or certificates contemplated to be executed by Sellers pursuant to this Agreement ("Sellers Documents"). The execution and delivery of this Agreement, the Sellers Documents, and all transactions contemplated by the Agreement or the Sellers Documents have been duly authorized by all requisite corporate action on the part of Sellers prior to execution of such.
5.3          Conflicts; Consents of Third Parties. Execution and delivery by Sellers of this Agreement, the Sellers Documents, the consummation of the transactions contemplated by the Agreement and Sellers Documents, or compliance by Sellers with any of the provisions hereof or thereof will not, with respect to the Purchased Assets or conducting of the Business:
(a)	conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit,

(b)	give rise to any obligation of Sellers to make any payment, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person,

(c)	result in the creation of any Liens, or

(d)	otherwise breach or violate any contract, license, or agreement to which Sellers are bound.

            5.4          Title to Purchased Assets, Right to Conduct Business. Sellers exclusively own and have good title to each of the Purchased Assets, free and clear of all Liens. There are no restrictions of any kind related to the use of the Purchased Assets in conducting the Business; nor are there any restrictions on conducting the Business as Sellers would conduct in their Ordinary Course of Business. Moreover, the Purchased Assets are of sufficient character and quality to enable Purchasers to reasonably commercialize the Purchased Assets and conduct the Business independently.
5.5          Orders. There are no Orders to which Sellers are a party or by which Sellers are bound.
5.6          Intellectual Property. Schedule 5.6(a) is not a complete list of all Purchased Intellectual Property, but does set forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, and unregistered Marks, owned or filed by Sellers.
(a)
Sellers are the sole and exclusive owners of all right, title and interest in and to all of the Purchased Intellectual Property, free and clear of all Liens. All Purchased Intellectual Property was created solely by or for Sellers (or their predecessors in interest), and Sellers have obtained, through enforceable written agreements, assignment of all rights in and to the Purchased Intellectual Property from those who may have contributed to or participated in the conception or development thereof. Accordingly, no present or former employee, agent or consultant has any right, title, or interest, directly or indirectly, in whole or in part, in any Purchased Intellectual Property.

(b)
Neither the Purchased Assets nor conducting the Business infringes, is a misappropriation of, or violates any intellectual property right of any third Person, and no such claim (i) has ever been threatened or asserted, or (ii) is pending against Sellers. And there are no facts or circumstances, in relation to the Purchased Assets or conducting the Business, that would reasonably form the basis for any claim of infringement, misappropriation, or other violation of any intellectual property right of any third Person

(c)
Except for any patents that have expired due to term, all of Sellers' rights in and to the Purchased Intellectual Property are valid and enforceable. No claims challenging or questioning the validity or enforceability of the Purchased Intellectual Property have been asserted, and there are no facts or circumstances that would reasonably form the basis for any claim challenging the ownership, use, validity or enforceability of the Purchased Intellectual Property.

(d)	No claim that the Purchased Intellectual Property was infringed, misappropriated or otherwise violated has been made by Sellers or Sellers' predecessors in interest.

(e)	No third Person is infringing, violating, misusing or misappropriating any of the Purchased Intellectual Property.

(f)	Except for commercial off-the-shelf licenses, there is no Intellectual Property License with a third Person with respect to the Purchased Assets or in relation to Business.

(g)
No Trade Secret or any other non-public, proprietary information material to the Business or related to the Purchased Intellectual Property has been authorized to be disclosed or has been actually disclosed by Sellers (or a predecessor in interest) to any employee or any third Person, other than pursuant to a non-disclosure agreement restricting the disclosure and use of the Purchased Intellectual Property and as provided on Schedule 5.6(g). Sellers have taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of Sellers and any other confidential information, including invention disclosures not covered by any patents owned or patent applications filed or abandoned by Sellers, which measures provide no less than a reasonable degree of care.

(h)
No employee, consultant, independent contractor or other third Person with an obligation of confidentiality to Sellers, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by Sellers, is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(i)	The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchasers' right to own or use any of the Purchased Intellectual Property.

(j)
Except as provided in Schedule 5.6(j) (which the parties may amend, upon agreement, via a written instrument), there are no contracts or other obligations related to the Purchased Intellectual Property or the Business (whether, for the sake of clarity, in the Oil-and-Gas Market or not) requiring purchases from or sales to a particular Person.

(k)
Schedule 5.6(k) sets forth a complete and accurate list of (i) all Software that is owned exclusively by Sellers and is material to the operation of the Business and (ii) all Software that is used by Sellers in the Business that is not exclusively owned by Sellers, excluding Software available on reasonable terms through commercial distributors for a license fee of no more than $1,000.

5.7          Litigation. Except as provided on Schedule 5.7, there is no Legal Proceeding pending nor has any Legal Proceeding been threatened against Sellers, or any of the officers, directors or Key Shareholders thereof, or to which Sellers are otherwise a party; nor is there any reasonable basis for any such Legal Proceeding.
5.8          Compliance with Laws: Permits. Sellers are in compliance in all material respects with all Laws of any Governmental Body with respect to the Purchased Assets or the Business, and, to be clear, Sellers have complied with all federal and state securities laws, regulations and requirements in relation to the sale of Purchased Assets, this Agreement, or the Business. Sellers have not received any written or other notice of nor been charged with the violation of any Laws. Sellers are not under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could reasonably form the basis for any such violation, including any violation of any Environmental Law or Permit.
5.9          Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
5.10          Sole Subsidiary. Florida Precision Aerospace, Inc., is a Florida corporation in good standing, is wholly owned by Enviro Voraxial Technology, Inc., and is Enviro Voraxial Technology, Inc.'s sole subsidiary. Enviro Voraxial Technology, Inc. is Florida Precision Aerospace, Inc.'s sole parent entity, and Enviro Voraxial Technology, Inc. has no parent entity.
5.11          No Further Representations. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, THE PARTIES AGREE THAT NEITHER PURCHASERS NOR SELLERS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAVE MADE OR ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL. FOR THE SAKE OF CLARITY AND, AGAIN, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT, SELLERS HAVE MADE NO IMPLIED REPRESENTATION OR WARRANTY TO PURCHASERS AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Purchasers hereby represent and warrant to Sellers that:
6.1          Organization and Good Standing. Purchasers are entities duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation.

            6.2          Authorization of Agreement. Purchasers have full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchasers in connection with the consummation of the transactions under this Agreement. The execution, delivery and performance of those documents have been duly authorized by all necessary corporate action on behalf of Purchasers.
6.3          Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchasers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE 7
COVENANTS
7.1          Non-Competition; Confidentiality.

(a)	Upon the Closing Date and until the three-year anniversary thereof, Sellers, their future Affiliates, and "Key Shareholders" (as provided on Schedule 7.1(a)) shall not participate or cause participation in the Oil-and-Gas Market in relation to the Business, except to the extent necessary to:

(i)	repair or service, but not remanufacture, any goods Sellers sold to third Persons prior to Closing or on or after Closing in accordance with 7.1(a)(ii) below;

(ii)	fulfill, on or after Closing, any obligation identified in Schedule 5.6(j) to deliver goods or services; or

(iii)	continue an existing business expressly identified on Schedule 7.1(b) as an exception for a particular one of Sellers or a particular Key Shareholder.

(b)
Sellers shall take all reasonable measures to ensure the confidentiality and prevent the improper use of all Trade Secrets. To that end, Sellers, their future Affiliates, and employees, directors, or officers thereof, shall be bound to not disclose or use the Trade Secrets unless such disclosure or use is necessary to employ a right under a license granted to Sellers pursuant to this Agreement. And, in the event of such disclosure or use, using at least a reasonable degree of care, Sellers shall ensure the receiving Person shall and can maintain the secrecy, and police any improper use, of the disclosed Trade Secrets.

(c)
The covenants and undertakings contained in this Section 7.1 relate to matters which are of a special, unique and extraordinary character, and a violation or threatened violation of any of the terms of this Section 7.1 will cause irreparable injury to the Purchasers, the amount of which cannot be adequately compensated. Therefore, Purchasers will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any actual or threatened breach of this Section 7.1. The rights and remedies provided by this Section 7.1 are cumulative and in addition to any other rights and remedies which Purchasers may have hereunder or at law or in equity. In the event that Purchasers were to seek damages for any breach of this Section 7.1, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(d)
The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.1 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

7.2          Publicity.
(a)
Except as required under applicable Law, by the applicable rules of the respective stock exchange on which Purchasers or Sellers (or an Affiliate of either) list securities, or reasonably necessary to further the transactions contemplated by this Agreement, neither Sellers nor Purchasers shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto.

(b)
Except as required under applicable Law, by the applicable rules of the respective stock exchange on which Purchasers or Sellers (or an Affiliate of either) list securities, or reasonably necessary to further the transactions contemplated by this Agreement, Purchasers and Sellers agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public.

7.3          Sellers' Continued Operations. For any goods and services Sellers may provide, in relation to the Business, either prior to Closing or after Closing but pursuant to a right under Section 2.4, Sellers agree that they will operate the Business in a manner providing at least the quality and service as it has in its Ordinary Course of Business, including fulfilling Sellers' obligations with respect to any orders identified on Schedule 5.6(j). Furthermore, Sellers agree to not, without permission from Purchasers, which shall not be unreasonably withheld, enter into any new obligations related to the Purchased Intellectual Property or the Business until after Closing, and even then only to the extent expressly permitted under this Agreement.  Purchaser shall provide a response to Seller within two (2) Business Days.
7.4          Licenses Outside the Oil and Gas Market. Following Closing, Purchasers agree to not grant any licenses to make, use, sell, offer for sale, and import products and processes embodying the Purchased Intellectual Property outside the Oil-and-Gas Market, except if such license is being granted
(a)	to an Affiliate of one or more of the Purchasers;

(b)	to a customer of one or more of the Purchasers, or a customer of an Affiliate thereof; or

(c)	pursuant to a sale of assets or a business that employs the Purchased Intellectual Property.

ARTICLE 8
CONDITIONS TO CLOSING
The obligation of Purchasers to effect purchase of the Purchased Assets and its other obligations under this Agreement shall be subject to the satisfaction, or Purchasers' waiver, of the following conditions on or prior to the Closing Date:
(a)
Sellers shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, and Purchasers shall have received a written certification from Sellers to such effect;

(b)
the representations and warranties of Sellers in Article 5 and as contained elsewhere in this Agreement shall be continuously true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date;

(c)
Sellers shall have obtained necessary corporate approval, including from shareholders of any class or series of Sellers' stock necessary for such approval, to adopt and approve this Agreement and the transactions contemplated by this Agreement;

(d)
Sellers shall have obtained a duly executed Termination, Assignment, Settlement And General Release Agreement—as set forth in the form provided as Exhibit B—from named inventor on U.S. Patent Nos. 6,248,231 and 7,727,386 Mr. Michael A. Anthony ("Anthony"), and fulfilled all obligations regarding payment of funds to Anthony thereunder; and

(e)	Since the execution of this Agreement, the value or condition of the Purchased Assets has not been substantially and materially reduced.

ARTICLE 9
CLOSING DELIVERABLE
9.1          Sellers' Deliverables. At Closing, Sellers shall deliver, or shall cause to be delivered, to Purchasers:

(a)	a duly executed Non-Competition Agreement in the form of Exhibit C hereto signed by each of the Key Shareholders;

(b)	a duly executed Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement in the form of Exhibit A hereto signed by Sellers;

(c)	a duly executed Termination, Assignment, Settlement And General Release Agreement from Anthony, and evidence establishing payment of funds due to and acceptance of those funds by Anthony;

(d)	a duly executed Supply Agreement in the form of Exhibit D hereto signed by Sellers; and

(e)	such other documents as Purchasers may reasonably request.

9.2          Purchasers' Deliverables. At Closing, Purchasers shall deliver, or shall cause to be delivered:

(a)	a duly executed Supply Agreement in the form of Exhibit D hereto signed by Purchasers;

(b)	a duly executed Bill of Sale and Intellectual Property Assignment and Grant-Back License Agreement in the form of Exhibit A hereto signed by Purchasers; and

(c)	evidence establishing the wire transfer referred to in Section 3.2 hereof.

ARTICLE 10
TERMINATION
10.1          Termination by Purchasers. Purchasers may terminate this Agreement prior to Closing if (a) Sellers fail to satisfy any or all of the conditions of closing outlined in Sections 8.1(a)-(d) by May 30, 2017, (or on a later date as the parties may, upon agreement, designate in writing) (b) the value or condition of the Purchased Assets has been substantially and materially reduced; (c) Sellers materially breach any covenant or obligation it has under this Agreement; or (d) any representation or warranty of Sellers in Article 5 becomes untrue.
10.2          Termination by Sellers. Sellers may terminate this Agreement prior to Closing if (a) Purchasers materially breach any covenant or obligation it has under this Agreement or (b) if any representation or warranty of Purchasers in Article 6 becomes untrue.
10.3          Effect of Termination. In the event of termination of this Agreement  pursuant to this Article 10, all obligations of the parties hereto shall terminate, except that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood that the failure of a party to effect Closing when required under the terms of this Agreement shall constitute a willful and material breach), and all rights and remedies of such non-breaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.
ARTICLE 11
 INDEMNIFICATION
11.1          Indemnification Obligations. Sellers hereby agree to indemnify and hold Purchasers and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and assigns (collectively, the "Purchasers Indemnified Parties") harmless, for direct or third-Person claims, from and against:
(a)
any and all losses, liabilities, obligations, costs, expenses (including attorneys' fees), and damages (individually, a "Loss" and, collectively, "Losses") based upon, attributable to or resulting from the failure of any representation or warranty of Sellers set forth in this Agreement or in any Seller Document, to be true and correct in all respects at the date hereof and at the Closing Date;

(b)	any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Sellers under this Agreement or any Seller Document;

(c)	any and all Losses based upon Sellers' conduct of the Business prior to Closing, or Sellers' exercise of its rights, on or after Closing, pursuant Section 2.4 hereunder,

(d)	any and all Losses based upon Sellers' or their future Affiliates' conduct with respect to a third Person prior to or after Closing, and

(e)	any and all Losses arising out of, based upon or relating to any Excluded Asset or any Excluded Liabilities.

11.2          Indemnification Procedures For Third-Person Claims.
(a)
In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any third Person in respect of which payment may be sought under Section 11.1 hereof, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Claim upon submission of periodic bills. The indemnifying party may participate, at his or its own expense, in the defense of such Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

11.3          General Procedures.
(a)
After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.

(b)
The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE 12
TAXES
12.1          Taxes. Sellers shall (i) be responsible for (and shall indemnify and hold harmless Purchasers against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, "Transfer Taxes"), regardless of the Person liable for such Transfer Taxes under applicable Law, and (ii) timely file or caused to be filed all necessary documents (including all tax returns) with respect to Transfer Taxes.
12.2          Cooperation on Tax Matters. Purchasers and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the preparation and filing of any tax return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE 13
MISCELLANEOUS
13.1          Expenses. Except as otherwise provided in this Agreement, each of Sellers and Purchasers shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
13.2          Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Harris County, Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and waive any claims a party may have regarding such court's lack of personal jurisdiction over that party.
13.3          Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof; it supersedes any prior agreement—whether written or oral and including the "Term Sheet" entered into in November of 2016 between Cameron International Corporation, an Affiliate of Purchasers, and Enviro Voraxial Technologies Inc.—and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
13.4          Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to Delaware's rules of conflicts of law.
13.5          Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), or (ii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):
If to Sellers, to:	Enviro Voraxial Technology, Inc. 821 NW 57th Place Fort Lauderdale, FL 33309 Attention: President, John A. Di Bella

If to Purchasers, to:	Schlumberger Technology Corporation 300 Schlumberger Drive Sugar Land, Texas 77478 Attention: General Counsel
With a copy to:	Cameron Solutions Inc. 11210 Equity Drive Houston, Texas 77041 Attention: Vice President, Marketing & Technology

13.6          Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
13.7          Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchasers (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; except Purchasers may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchasers' rights to purchase the Purchased Assets and Purchasers' rights to seek indemnification hereunder) to any Affiliate of Purchasers.
13.8          Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchasers shall have any liability for any obligations or liabilities of Purchasers under this Agreement or the Purchasers Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
13.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Schlumberger Technology Corporation

By: Andrea Shaffer

Name: Andrea Shaffer

Title: Vice President

Schlumberger B.V.

By: ________________

Name: ________________

Title: ________________

Schlumberger Canada Limited

By: ________________

Name: ________________

Title: ________________

ENVIRO VORAXIAL TECHNOLOGY, INC.

By: [signature]

Name: John A. DiBella

Title: President

FLORIDA PRECISION AEROSPACE, INC.

By: [signature]

Name: John A. DiBella

Title: President

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PROXY [PROXY CARD] ENVIRO VORAXIAL TECHNOLOGY, INC. 821 N.W. 57TH PLACE FORT LAUDERDALE, FLORIDA 33309

This Proxy is solicited by the board of directors of Enviro Voraxial Technology, Inc. for a Special Meeting of Shareholders to be held on _________ __, 2017, at ___ p.m., local time, at the _________________, located at _____________________, Fort Lauderdale, Florida. The undersigned hereby appoints John A. Di Bella with full power of substitution, and with discretionary authority, the proxy of the undersigned, to vote all shares of Common Stock the undersigned would be entitled to vote at the Special Meeting of Shareholders of the Company to be held on _________ __, 2017, and at any adjournment thereof, upon the matters listed below, and in accordance with his best judgment with respect to any other matters which may properly come before the meeting. The proxy, when duly executed, will be voted in the manner directed herein, and in the absence of specific directions to the contrary, this proxy will be voted "FOR":
Proposal 1: To amend the Company's Articles of Incorporation, as amended, the change the Company's name to "Voraxial Technologies, Inc.":

Directors Recommend		For	Against	Abstain
FOR	>

Proposal 2 : To amend the Company's Articles of Incorporation, as amended, to increase the authorized shares of Common Stock from 42,750,000 shares to 250,000,000 shares:

Directors Recommend		For	Against	Abstain
FOR	>

Proposal 3 : To approve the Technology Purchase Agreement, dated March 13, 2017, by and among Enviro Voraxial Technology, Inc. and Florida Precision Aerospace, Inc., as Sellers, and, Schlumberger Technology Corporation, a Texas corporation, Schlumberger Canada Limited, a Canadian entity, and Schlumberger B.V., an entity organized under the laws of the Netherlands:

Directors Recommend		For	Against	Abstain
FOR	>

To transact such other business as may properly come before the Meeting and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies to vote heretofore given by the undersigned to any persons with respect to such shares.

Please sign exactly as your name appears on the stock certificate. If shares are held jointly, each shareholder should sign. When signing as executor, administrator, trustee, guardian, or other capacity, please give title as such.)
___________, 2017

___________________________	___________________________
Signature of Shareholder	Signature of Shareholder

___________________________	___________________________
Printed Name	Printed Name

PLEASE SIGN AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE, DATE AND RETURN PROXY [PROXY CARD] IN THE ENCLOSED ENVELOPE TO:

ENVIRO VORAXIAL TECHNOLOGY, INC. 821 N.W. 57TH PLACE FORT LAUDERDALE, FLORIDA 33309